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                                        February 22, 1994


Laclede Gas Company
720 Olive Street
St. Louis, Missouri  63101

Dear Sirs:

    I am familiar with, and am rendering this opinion to you with respect to, the Registration Statement on Form S-3 (the "Registration Statement"), which Laclede Gas Company, a Missouri corporation (hereinafter called the "Company"), proposes to file with the Securities and Exchange Commission on or shortly after the date hereof under the Securities Act of 1933, as amended, regarding the registration of: (a) one million shares of the Company's Common Stock ($1.00 per share par value) to be available for issuance under the Company's Dividend
Reinvestment and Stock Purchase Plan, as amended (said dividend reinvestment and stock purchase plan, as amended, being hereinafter called the "Plan", and such Common Stock being hereafter called the "Plan Common Stock"); and (b) one million related Common Stock Purchase Rights to be attached to the Plan Common Stock (the "Common Stock Purchase Rights"), which Common Stock Purchase Rights are to be issued in accordance with the terms of the Rights Agreement dated April 17, 1986 (the "Rights Agreement").

    In connection with this opinion, I, or attorneys under my supervision, have examined such documents, legal opinions and precedents, corporate and other records of the Company and certificates of public officials and officers of the Company as I have deemed necessary or appropriate to provide a basis for the opinions set forth below. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted as original documents and conformity to original documents of all documents submitted as certified or photostatic copies.

    On the basis of the foregoing, I am of the opinion that:

        1. The Company has been duly incorporated and is validly existing as a corporation under the laws of the State of Missouri.

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Laclede Gas Company
February 22, 1994
2

        2. Upon the effectiveness of the Registration Statement, the issuance and sale of the Plan Common Stock in accordance with the terms of the Plan will have been duly authorized by all necessary corporate action on the part of the Company, and, upon such issuance, and following receipt by the Company of the consideration required under the Plan for the Plan Common Stock, the Plan Common Stock will be validly issued, fully paid and non-assessable.

        3. Upon the effectiveness of the Registration Statement, the issuance of the Common Stock Purchase Rights in accordance with the Rights Agreement will have been duly authorized by all necessary corporate action on the part of the Company, and the Common Stock Purchase Rights, upon the issuance of the Plan Common Stock in accordance with the Plan (following the Company's receipt of the consideration for the Plan Common Stock required under the Plan), will be legally issued and will be valid and binding obligations of the Company.

    I am a member of the Missouri Bar and, in rendering this opinion, I am not holding myself out as an expert on the laws of any other state.

    I hereby consent to the filing of this opinion as an exhibit to the aforesaid Registration Statement, and I also consent to such references to me as may be made in the Registration Statement, as it may be amended, and in the prospectus relating to the Plan Common Stock and Common Stock Purchase Rights.

                                  Very truly yours,



                                  Donald L. Godiner

DLG:ph